UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011

WINNER MEDICAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-34484	33-0215298
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Winner Industrial Park, Bulong Road
Longhua, Shenzhen City, 518109
The People’s Republic of China
 (Address of principal executive offices, including zip code)

(86) 755 2813-8888
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December, 28, 2011, the board of directors (the “Board”) of Winner Medical Group Inc. (the “Company) received a resignation letter from Mr. Larry Goldman, wherein Mr. Goldman resigned as a director of the Company and as the chairman of the audit committee of the Board and as a member of the executive compensation and nominating committees of the Board.  Mr. Goldman’s resignation did not stem from any disagreements with the Board or otherwise.  A copy of Mr. Goldman’s resignation letter is attached hereto as Exhibit 99.1.

On January 3, 2012, the Board appointed Mr. Wenzhao Liang as a director of the Board, to serve out the remainder of the term of Mr. Goldman’s directorship, and as the chairman of the audit committee of the Board and as a member of the executive compensation and nominating committees of the Board.  The Company has determined that Mr. Liang is independent, as defined by the Rules of the Nasdaq Stock Market, and as an audit committee financial expert, as defined by the Rules of the Nasdaq Stock Market and the Rules of the Securities Exchange Act of 1934.

In connection with his appointment as a director of the Board, Mr. Liang entered into an agreement with the Company on January 3, 2012.  A copy of that agreement is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Letter of resignation of Mr. Larry Goldman, dated December 28, 2011
99.2	Director’s contract with Mr. Wenzhao Liang, dated January 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winner Medical Group Inc.

Date: January 4, 2012	By:	/s/ Jianquan Li
Jianquan Li
President and Chief Executive Officer